Exhibit 99

    Transgenomic Inc. Reports Third Quarter and Year-to-Date 2004 Results

           Sale of Oligonucleotide Manufacturing Facility Completed

    OMAHA, Neb., Nov. 15 /PRNewswire-FirstCall/ -- Transgenomic Inc.
(Nasdaq: TBIO) today announced financial results for the three- and nine-month periods ended September 30, 2004. The Company also announced that it completed the sale of all the assets of its Boulder, Colo. facility. In addition, the Company announced an expense reduction plan which the Company expects will result in further cost savings of $6.0 - $8.0 million per year.

    Sale of Oligonucleotide Manufacturing Facility
    Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) purchased substantially all of the assets at the Company's synthetic oligonucleotide manufacturing facility in Boulder, Colo. Consideration for this transaction was $3.0 million cash and assumption of equipment and other operating leases associated with the facility. Eyetech Pharmaceuticals will also retain essentially all personnel employed at the facility. Transgenomic's Boulder facility had been engaged in contract manufacturing and related services supporting the development of therapeutic and diagnostic products based on synthetic oligonucleotides. Transgenomic's manufacturing facility in Glasgow, Scotland, is unaffected by this transaction.

    Expense Reduction Plan
    In addition to cost savings resulting from the sale of the Boulder facility, the Company has also initiated a cost reduction plan to reduce its remaining workforce by approximately 60 employees worldwide. The plan also includes the closure of two domestic research and development facilities associated with the Company's Synthetic Nucleic Acids business unit, and two European field offices. The majority of the plan will be completed by the end of November, and will be fully implemented by the end of the first quarter of 2005. The Company anticipates that it will incur aggregate charges associated with the plan of approximately $1.5 - $2.0 million, consisting primarily of severance and benefits payments to terminated employees and various office closure costs. Substantially all of these charges will be recognized during the fourth quarter of 2004.

    Third Quarter and Nine Months Ended September 30, 2004
    Third quarter revenues increased 9% to $8.2 million from $7.5 million in the third quarter of 2003. On a sequential basis, third quarter revenues declined 9% from the second quarter of 2004. The Company incurred a noncash loss of $2.9 million on debt extinguishment in the quarter. Net loss for the quarter was $8.4 million, representing a loss of $0.29 per share, compared to a net loss of $6.1 million, or $0.25 per share, in the third quarter of 2003.
    For the nine months ended September 30, 2004, revenues were $25.8 million compared to $25.5 million in 2003. Net loss for the nine month period was $27.4 million ($0.95 per share), including non-cash charges of $14.8 million for debt extinguishment and asset impairment, as compared to a net loss of $14.4 million ($0.61 per share), which included restructuring charges of approximately $738,000, in 2003.

    Comment and Outlook
    CEO Collin D'Silva commented, "Our expense reduction plan coupled with the sale of our Boulder manufacturing facility reduces expenses going forward." According to D'Silva, the two initiatives are expected to result in $10.0 - $12.0 million in annual savings. D'Silva concluded, "Moreover, these expense reductions are expected to improve Transgenomic's margins and lower operating expenses, leaving the company in an improved position to pursue its goal of attaining positive cash flow from operations and profitability."

    Earnings Call
    The Company will host a live broadcast of its third quarter 2004 financial results via conference call over the Internet on Monday, November 15, at 5 p.m. Eastern time. To listen to the Webcast, investors should log on to http://phx.corporate-ir.net/playerlink.zhtml?c=120897&s=wm&e=968073 and follow the instructions listed. A link to this site will also be located on the Company's Investor Relations' Shareholder Information Web page at http://www.transgenomic.com/default.asp?pgid=31&cyid=1. An archived recording of the conference call will be available and can be accessed via the web using the same links listed above for 14 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on November 15 through November 29, 2004, midnight ET. Simply dial 800-388-6197 or 402-220-1115 from any telephone.

    About Transgenomic
    Transgenomic provides versatile and innovative research tools and related consumable products. Transgenomic's BioSystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world. In addition, the BioSystems segment offers WAVE-based biomarker discovery and validation services in support of translational research, pre-clinical and clinical studies. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in the manufacture of synthetic oligonucleotides. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement
    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance, financial results, the reduction of operating expenses, improvement in gross margins, and the successful pursuit of focus on the Company's core business. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.


                              TRANSGENOMIC INC.
                          SUMMARY FINANCIAL RESULTS
                   (In thousands, except per share amounts)

                           STATEMENTS OF OPERATIONS

                                    Three      Three       Nine       Nine
                                   Months     Months      Months     Months
                                    Ended      Ended       Ended      Ended
                                  Sept. 30,  Sept. 30,   Sept. 30,  Sept. 30,
                                    2004       2003        2004       2003

    Net Sales                      $8,194     $7,537     $25,834    $25,521
    Cost of Sales                   6,857      6,762      18,484     18,500
    Gross Margin                    1,337        775       7,350      7,021

    Operating Expenses:
      Selling, General and
       Administrative               4,353      4,331      12,866     13,239
      Research and Development      1,743      2,411       5,344      7,098
      Restructuring Charges            --         --          --        738
      Impairment charges               --         --      11,964         --
                                    6,096      6,742      30,174     21,075

    Loss from operations           (4,759)    (5,967)    (22,824)   (14,054)

    Other Income/(Expense)         (3,682)      (105)     (4,704)      (261)
    Loss Before Income Taxes       (8,441)    (6,072)    (27,528)   (14,315)
    Income Tax Expense (Benefit)        1         25         (94)        49
    Net Loss                      $(8,442)   $(6,097)   $(27,434)  $(14,364)

    Shares Used in Computing
     Net Loss Per Share
      Basic and Diluted            29,078     24,177      28,951     23,741
      Basic and Diluted Net
       Loss Per Share              $(0.29)    $(0.25)     $(0.95)    $(0.61)


                              TRANSGENOMIC INC.
                          SUMMARY FINANCIAL POSITION
                                (In thousands)

                                BALANCE SHEETS

                                                     Sept. 30,      Dec. 31,
                                                       2004           2003

    Cash and Cash Equivalents                         $1,125         $1,241
    Other Current Assets                              19,199         23,137
    Current Assets                                    20,324         24,378

    Net Property and Equipment                        14,904         18,704
    Other Assets                                       6,449         14,224
    Total Assets                                     $41,677        $57,306

    Current Liabilities                              $18,182        $12,248
    Long-term Debt                                     2,306             --
    Stockholders' Equity                              21,189         45,058

    Total Liabilities and Stockholders Equity        $41,677        $57,306


SOURCE  Transgenomic Inc.
    -0-                             11/15/2004
    /CONTACT: Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com, both of Transgenomic Inc./
    /Web site:  http://www.transgenomic.com/
    (TBIO EYET)

CO:  Transgenomic Inc.; Eyetech Pharmaceuticals, Inc.
ST:  Nebraska
IN:  HEA MTC BIO
SU:  ERN ERP CCA